January 25, 2008
Securities and Exchange Commission
100 F Street, N. E.
Washington, D. C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Home Federal Bancorp’s Form 8-K dated January 25, 2008, and have the following comments:
1. We agree with the statements made in the first and second paragraphs.
2. We have no basis upon which to agree or disagree with the statements made in the third and fourth paragraphs.

Yours truly,
/s/ Deloitte & Touche LLP
Cincinnati, OH